EXHIBIT 97

Incentive Compensation Recoupment Policy

1.Introduction

The Board of Directors (the “Board”) of Beacon Roofing Supply, Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy providing for the recoupment by the Company of certain Incentive Compensation paid to Officers under certain circumstances (the “Policy”). In such case, the Company (a) may recoup the Incentive Compensation that was paid or that vested and (b) may cancel any outstanding or unearned Incentive Compensation as per the following policy or as otherwise required by regulation or law. [This Policy is designed to comply with, and shall be construed and interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 promulgated under the Exchange Act and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (“Nasdaq”), to the extent Section 10D, Rule 10D-1 and Rule 5608 are applicable, provided, however, the foregoing limitation shall neither limit the Company’s ability under the Policy to require recoupment for Misconduct not otherwise subject to Section 10D, Rule 10D-1 and Rule 5608 nor limit the amounts recouped to the amounts calculated pursuant to Section 10D, Rule 10D-1 and Rule 5608.]

2.Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below: “Committee” means the Compensation Committee of the Board of Directors of the Company.
“Erroneously Awarded Financial Measure-Based Incentive Compensation” means the amount of Financial Measure-Based Incentive Compensation received that exceeds the amount of Financial Measure-Based Incentive Compensation that otherwise would have been received had it been determined based on the restated financial results from a Restatement, and must be computed without regard to any employee taxes paid. For Financial Measure-Based Incentive Compensation based on stock price or relative total shareholder return, where the amount of Erroneously Awarded Financial Measure-Based Incentive Compensation is not subject to mathematical recalculation directly from the information in a Restatement: (a) the amount will be based on a reasonable estimate of the effect of the Restatement on the stock price or relative total shareholder return upon which the Financial Measure-Based Incentive Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market.

“Executive Officer” means an employee of the Company who is currently, or was within the period covered by this Policy, categorized as a Section 16 officer as defined by Rule 16a-1(f) of the Exchange Act, which is defined as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, including Executive Officers of the Company’s subsidiaries if they perform such policy making functions for the Company.

“Financial Reporting Measures” mean those measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and relative total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Financial Measure-Based Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, specifically the financial measure based portion of the Company’s annual cash incentive plan (AIP), the annual performance-vested restricted stock unit awards (PSU) and any other performance-vested restricted stock unit awards, any other compensation covered by the Recoupment Rules, and excluding the individual goal portion of the annual cash incentive plan and the annual time-vested restricted stock unit and time-vested stock option awards. Without limiting the generality of the foregoing, for purposes of this Policy, if, as a result of the application of this Policy all or a portion of a vested Company PSU award would constitute Erroneously Awarded Financial Measure-Based Incentive Compensation and therefore be subject to recoupment hereunder: (i) if such vested Company PSU is still held by the Executive Officer, the amount of such vested Company PSU subject to recoupment will be the portion thereof equal to the number of pre-tax shares of Company common stock represented by such PSU multiplied by the per share price of the Company common stock as of the date of determination, up to the amount of the Erroneously Awarded Financial Measure-Based Incentive Compensation; (ii) if the shares represented by such vested Company PSU have been sold, the recoupment amount will equal the pre-tax proceeds to the Executive Officer (less any exercise price paid therefor) from the sale of such number of shares of Company common stock that constitute Erroneously Awarded Financial Measure-Based Incentive Compensation; (iii) if the Executive Officer has exercised the equity award, or if that equity award has settled into shares of Company common stock that the Executive Officer still holds, the Company shall recover the number of pre-tax shares of Company common stock that constitute Erroneously Awarded Financial Measure-Based Incentive Compensation (less any exercise price paid therefor) and (iv) if the recoupment relates to an AIP award that has been paid to the Executive Officer, the recoupment amount will equal the pre-tax financial measure based portion of the AIP award.
For purposes of this Policy, Financial Measure-Based Incentive Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the award is attained, even if the payment or grant occurs after the end of that period. The Committee shall have the authority, in its sole discretion, to determine the applicability of this Policy to equity components of an Executive Officer’s Financial Measure-Based Incentive Compensation that such Executive Officer may have transferred to family members (as defined in Nasdaq Rule 5605(a)(2)), trusts established for the benefit of such persons, entities owned or controlled by such persons, and the like. Further, the Committee shall have the authority, in its sole discretion, to determine the applicable recoupment amount under circumstances involving the sale by an Executive Officer of Company common stock awarded as Financial Measure-Based Incentive Compensation and the purchase of Company common stock within a sixty [60] day period (or such other period as the Committee may, from time to time, determine, thereafter).

“Incentive Compensation” means (i) annual cash incentives under the Company’s annual cash incentive plan, (ii) long term incentive awards under the Company’s stock-based plan, (iii) similar compensation under any other incentive compensation plan, arrangement or agreement adopted by the Company and (iv) in the case of a Restatement, the Financial Measure-Based Incentive Compensation as defined above.

“Misconduct” means an Officer’s (i) gross negligence or recklessness, (ii) fraud, bribery or other illegal act related to the Officer’s employment with the Company, (iii) material breach of a fiduciary duty owed to the Company, (iv) knowing violation of a written Company policy, or (v) violation of a confidentiality, non-competition or non-solicitation covenant given to the Company, in each case that results in loss, damage or injury to the Company’s business or reputation.

“Non-Employee Board” means the members of the Board who are not employed by the Company or any affiliate thereof and who otherwise do not have a conflict of interest in being involved with the determination as to whether an Officer has engaged in Misconduct.

“Officer” means an employee of the Company who is currently, or was within the period covered by this Policy, a Named Executive Officer as determined under Section 402(e)(3) of Regulation S-K, a member of the Company’s Executive Committee, or an Executive Officer.

“Recoupment Rules” means Rule 10D-1 under the Securities Exchange Act of 1934 and Rule 5608 of the Nasdaq Stock Market.

“Restatement” means an accounting restatement prepared by the Company to correct noncompliance by the Company with any financial reporting requirement under the securities laws, including any accounting restatement to correct an error in previously issued Company financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The date of a Restatement shall be the earlier to occur of: (a) the date the Company’s board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. The Company’s obligation to recover Erroneously Awarded Financial Measure-Based Incentive Compensation is not dependent on if or when restated financial statements are filed pursuant to the securities laws.

3.Administration of this Policy

This Policy shall be administered by the Committee. The Committee shall have full power and authority to construe and interpret this Policy, and to recommend to the Non-Employee Board its determinations as to whether an Officer has engaged in Misconduct, the amount of Incentive Compensation to recoup from an Officer and whether any other action should be taken pursuant to Section 6 of the Policy. All such determinations made by the Committee under this Policy shall be made in accordance with the procedures set forth in Appendix A attached hereto. Notwithstanding the powers granted to the Committee and the Non-Employee Board to construe and interpret, and make determinations under, this Policy, in the event that the Company is required to prepare a Restatement, the Company must recover at least the Erroneously Awarded Financial Measure-Based Incentive Compensation received by current and former Executive Officers, as more fully described in Sections 4 and 5 below, whether or not the Non-Employee Board makes any determination that such current or former Executive Officers have engaged in Misconduct.

4.Recoupment of Incentive Compensation

In the event of (i) a Restatement or (ii) Misconduct by an Officer, the Committee will review all Incentive Compensation paid, awarded or vested to the involved Officer. In accordance with the procedures set forth in Appendix A, the Committee can recommend that the Non-Employee Board recoup from the Officer all or a portion of the following Incentive Compensation:

Annual Cash Incentive Plan: The Committee can recommend that the Non-Employee Board (i) cancel and forfeit the Officer’s annual cash incentive opportunity for the then current plan year, and/or (ii) require repayment of any annual cash incentive awards previously paid for prior years within the period described in Section 5.

Long Term Incentive Plan (LTIP): The Committee can, subject to the requirements of the second succeeding paragraph, recommend that the Non-Employee Board (i) cancel and forfeit any outstanding LTIP awards, (ii) require the Officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock and restricted stock unit awards during the period described in Section 5 (or pay the cash value of such shares), and/or (iii) require the Officer to return a number of shares received upon the exercise of any stock options during the period described in Section 5 (or pay the cash value of such shares). The cash value shall be determined as of the date of the Committee’s demand for recoupment.

The Committee can recommend that the Non-Employee Board recoup similar Incentive Compensation under any subsequently adopted plans, arrangements or agreements.

The Company is prohibited under the Recoupment Rules from indemnifying an Executive Officer against the loss of Erroneously Awarded Financial Measure-Based Incentive Compensation.

Notwithstanding the foregoing, in the event that the Company has determined to prepare a Restatement, the Company must recover, as promptly as reasonably practicable, during the recovery period described in Section 5 below, from any person who served as an Executive Officer at any time during the performance period for that Financial Measure-Based Incentive Compensation, the Erroneously Awarded Financial Measure-Based Incentive Compensation received by such person after the date such person began service as an Executive Officer, even if such person is no longer an Executive Officer or employed by the Company. [The Committee, in its sole discretion, may determine not to seek recoupment of any Erroneously Awarded Financial Measure-Based Incentive Compensation to the extent after a good faith estimate of the process required to calculate and recover the Erroneously Awarded Financial Measure-Based Incentive Compensation it determines that (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Financial Measure-Based Incentive Compensation to be recovered; or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.]

To the extent compensation deferred under the Deferred Compensation Plan or any deferral feature in any future compensation awards is determined to be Erroneously Awarded Financial Measure-Based Incentive Compensation, interest or other earnings accrued on such compensation shall also be Erroneously Awarded Financial Measure-Based Incentive Compensation and subject to recovery.

5.Limitation on Period for Recoupment

The Committee can recommend that the Non-Employee Board seek recoupment under this Policy of any Incentive Compensation that is paid, vested or awarded to the Officer within 36 months preceding the date the Company determines the Restatement obligation or the Officer’s Misconduct. Notwithstanding the foregoing, in the event that the Company is required to prepare a Restatement, the Company must reasonably promptly recover Erroneously Awarded Financial Measure-Based Compensation received by Executive Officers during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. For the avoidance of doubt, an Executive Officer will be deemed to have received Incentive Compensation in the fiscal period during which the financial reporting measure specified in the award is attained, even if (i) payment or grant of the Incentive Compensation occurs after the end of that period or (ii) the Executive Officer remains subject to additional payment conditions with respect to such award.

6.No Impairment of Other Remedies

This Policy shall not preclude the Committee from recommending that the Non-Employee Board take any other action to enforce an Officer’s obligation to the Company, including termination of employment, institution of civil proceedings, or action to effect criminal proceedings. In addition to the actions set forth in Section 4, to the extent that an Executive Officer fails to repay all Erroneously Awarded Financial Measure-Based Incentive Compensation to the Company when due, the Company may take any and all appropriate actions to recover such Financial Measure-Based Incentive Compensation from the applicable Executive Officer, including without limitation seeking recovery of costs incurred by the Company. To the extent any shares of Company Common Stock have been issued under vested awards or such shares have been sold by the Executive Officer, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Erroneously Awarded Financial Measure-Based Incentive Compensation, as determined by the Committee in its discretion. For the avoidance of doubt, and without limiting any other provision of this Policy, in no event shall a recoupment of Incentive Compensation by the Company pursuant to this Policy constitute, or form the basis for a claim of, a voluntary termination “for good reason” (or any similar claim) under any employment agreement, arrangement, or other policy in respect of the affected Officer.

7.Miscellaneous

Notwithstanding the foregoing, to the extent any provision of applicable law, including the Recoupment Rules, requires non-discretionary recoupment or would result in a larger recoupment than permitted under this Policy, the provision of such applicable law shall supersede the relevant provisions of this Policy. This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NASDAQ, their beneficiaries, heirs, executors, trusts and trust administrators or other legal representatives.

8.Effective Date

This Policy shall apply to all Incentive Compensation paid, awarded or granted on or after October 2, 2023; provided, however, that any Incentive Compensation paid, awarded or granted on or after January 1, 2017 and prior to October 2, 2023 shall be subject to the terms of the Policy as in effect prior to January 1, 2022.

I hereby acknowledge and agree to the terms of this Policy, including the provisions hereof regarding the return of Erroneously Awarded Financial Measure-Based Incentive Compensation or other Incentive Compensation.

Printed Name:                         Date:

Incentive Compensation Recoupment Policy
Appendix A - Misconduct
The determination of whether an Officer has engaged in Misconduct shall be made in accordance with the following provisions:
•The initial determination of whether Misconduct exists shall be made by a majority vote of the Committee.  The Committee shall engage independent counsel (meaning counsel being a law firm that neither currently nor within the past five years has performed services for either the Company or the Officer and that does not otherwise have a conflict of interest in representing either the Company or the Officer), and may also engage other independent advisors, to assist it in its determination.
•If the Committee determines that Misconduct is found to exist, the Committee shall give written notice to the Officer which shall include the basis upon which the Misconduct determination was made.
•The Officer may appeal the determination of Misconduct by providing written comments, documents, records and other information to the Committee within 30 days of receipt of the notice from the Committee.
•If the Officer does not provide any further information to the Committee within 30 days of receipt of the notice, the Misconduct determination will be final.  If the Officer timely provides additional information, the Committee shall render its final decision within 30 days after receipt of further information.
•The Committee, with the assistance of the independent counsel, shall then determine the amount and type of Incentive Compensation to be recouped from the Officer and the timing of such repayment.
•The Committee shall present its final determination of Misconduct, the Incentive Compensation to be recouped, and whether any other action should be taken pursuant to Section 6 of the Policy to the Non-Employee Board for its approval by a majority vote of such members (even if less than a quorum of the Board).  If the Non-Employee Board approves the Committee’s recommendation, the final decision will be binding and conclusive on all parties.  If the Non-Employee Board does not approve the Committee’s determination of Misconduct, the amount and type of recoupment, and/or any other action to be taken, then any further action with respect to the Officer shall be determined by the Non-Employee Board.

Incentive Compensation Recoupment Policy

Appendix B – Beacon Section 16 Job Titles as of August 15, 2023

President and Chief Executive Officer
EVP, Chief Financial Officer
EVP, Chief Commercial Officer
President, South Division
President, North Division & Canada
President, West Division
EVP, General Counsel
President, Waterproofing Division
EVP, Chief Human Resources Officer
EVP, Chief Information Officer
VP, Chief Accounting Officer

Any future Section 16 officers will also be covered by this Policy upon date of hire or date of categorization.